Exhibit (h)(30)

AMENDED AND RESTATED

APPENDIX A

TO THE SHAREHOLDER SERVICING AGREEMENT

This Amended and Restated Appendix A to the Shareholder Servicing Agreement dated January 15, 2009, and as amended May 22, 2012 (the “Agreement”), is effective as of October 16, 2017, and supersedes any prior Appendix A to the Agreement.

Waddell & Reed Advisors Accumulative Fund

Waddell & Reed Advisors Cash Management

Waddell & Reed Advisors Continental Income Fund

Waddell & Reed Advisors Global Growth Fund

Waddell & Reed Advisors High Income Fund

Waddell & Reed Advisors Municipal High Income Fund

Waddell & Reed Advisors New Concepts Fund

Waddell & Reed Advisors Science and Technology Fund

Waddell & Reed Advisors Small Cap Fund

Waddell & Reed Advisors Vanguard Fund

Waddell & Reed Advisors Wilshire Global Allocation Fund